Exhibit 10.6

ARRIS GROUP, INC.

2007 STOCK INCENTIVE PLAN

(As amended through January 4, 2016)

1. PURPOSE AND EFFECTIVE DATE. ARRIS Group, Inc. (the “Company”) has established this 2007 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the stockholders of the Company (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder. (In 2013, the Plan was assumed by Arris Holdco, Inc. when a subsidiary of Arris Holdco, Inc. merged with and into Arris Group, Inc. Arris Holdco, Inc. changed its name to Arris Group, Inc. In 2015, Arris International plc (“Arris International”) assumed the Plan when a subsidiary of Arris International merged with and into Arris Group Inc. The Plan was amended and restated in connection with this final transaction.)

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more officers to approve the awards of options and other rights to non-officers to the extent permitted by Section 157(c) of the Delaware General Corporation Law. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN. A total of 5,000,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. Grants of incentive awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants. If all or any portion of the Shares otherwise subject to an incentive award under the Plan are not delivered or do not vest for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available again for issuance under the Plan. Notwithstanding the foregoing, Shares tendered (either actually or through attestation) to pay the option exercise price, shares withheld for the payment of withholding taxes and, shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person shall not return to the share reserve, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement. Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall reduce the share reserve. The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on the Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend.

4. ELIGIBILITY. All key employees, active consultants and directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an incentive award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,500,000 Shares. The maximum amount to be paid to any one person pursuant to performance units, in any calendar year, shall not exceed $2,000,000.

5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:

(a)	All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b)	The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced. The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(c)	Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, and (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment or other extraordinary event. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(d)	No more than 2,000,000 of the Shares may be awarded in a form other than options or stock appreciation rights. The aggregate number of Shares with respect to which incentive stock options may be issued under the Plan shall not exceed 4,000,000.

(e)	No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(f)	When issuing performance shares or units performance criteria may include: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; pre- or after-tax income; earnings per share, net cash flow; net cash flow per share; net earnings; return on equity; return on total capital; return on sales, return on net assets employed, return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof. Performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items.

(g)	All awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(h)	Shares granted from the plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

6. AMENDMENT OF THE PLAN. The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.

7. GENERAL. The laws of the State of Delaware shall apply to the Plan. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

8. ARRIS INTERNATIONAL SHARES. Notwithstanding any other rule of this Plan, with effect from the time that Arris International plc has acquired the issued and to be issued share capital of Arris Group, Inc and Pace plc, references in the Plan and the related award documents to Shares shall be read as references to ordinary shares of Arris International (“Arris Shares”), Arris International agrees to perform the obligations of the Company under the Plan and the related award documents, and the following provisions shall apply:

(a)	where Arris Shares are to be issued directly to a participant and no amount (or less than the nominal value per share) is to be paid by a participant, where required by any applicable law, this may be done using such mechanism involving a third party as the Committee considers necessary or by the Company paying (or procuring payment of) a bonus to the participant in respect of the nominal value of each share and, with the participant’s agreement, using such amount to pay up nominal value or by capitalizing reserves in accordance with the articles of association; and

(b)	where a Tax Liability arises (or would arise) for any member of the Company’s group in respect of an award, as a condition of vesting or exercise of an award a participant must either:

(i) make a payment to that company of an amount equal to that company’s estimate of the amount of the Tax Liability; or

(ii) enter into arrangements acceptable to that company to secure that such payment is made (whether by surrender of shares, cancellation of part of an award, the sale of shares or otherwise).

For these purposes, “Tax Liability” shall mean any amount of federal, state or local tax and/or employees’ social security (or similar) contributions which any member of the Company’s group becomes liable to pay on the participant’s behalf to the revenue authorities in any jurisdiction.